[LETTERHEAD]

February 11, 2008

David Lowe, Ph.D.
[Address]

Dear David:

We are pleased to offer you this restated employment agreement, which updates and replaces your employment agreement of September 3, 2004, as amended on February 6, 2007, in order to address changes in federal tax law. The Board of Directors (the “Board”) and management team of Memory Pharmaceuticals Corp. (the “Company”) look forward to continuing to work with you, and are confident that you will continue to contribute significantly to the value of our organization.

1. Position. Your position will remain Chief Scientific Officer, based out of the Company’s offices currently located in Montvale, New Jersey, and you will continue to report directly to the Company’s President and Chief Executive Officer. As Chief Scientific Officer, you will continue to be part of the Company’s senior management team, and will work closely with this team to establish strategic, value-building relationships with pharmaceutical companies and contract research organizations. Your responsibilities shall include, but not be limited to, managing the Company’s research and development activities. In addition to performing duties and responsibilities associated with the position of Chief Scientific Officer, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location.

As a full-time employee of the Company, you are expected to devote your full business time and energies to the business and affairs of the Company. You agree not to engage in any activities outside of the scope of your employment that would detract from, or interfere with, the fulfillment of your responsibilities or duties under this letter agreement. You agree that you will not, without the prior consent of the Company’s Board of Directors, serve as a director or the equivalent position of any company or entity and you will not render services of a business, professional or commercial nature to any other person or firm. Your performance will be reviewed annually at the end of each calendar year. You acknowledge that a performance review does not guarantee a salary increase.

2. Nature of Relationship. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days’ prior written notice to the other party. The Company, in its sole discretion, may elect to terminate your employment immediately or during such thirty (30) day notice period, but in this event you will continue to receive your base salary, less applicable deductions, that you otherwise would have received through the remainder of the thirty (30) day notice period.

3. Compensation.

(a) Your semi-monthly base salary in effect on the date of this letter will remain in effect unless and until changed by the Company.

(b) You will be eligible to receive an annual bonus dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your current target bonus will be equal to thirty percent (30%) of your annualized base salary, assuming the achievement of such Company and individual performance objectives. The actual amount paid, if any, shall be determined by the Board of Directors in its sole discretion, or a committee thereof. The Company will pay any annual bonus payment during the calendar year following the year in which the Company and individual performance objectives are satisfied. Your target bonus for future years will be determined by the Board of Directors, in its sole discretion, or a committee thereof.

(c) Upon your “Separation From Service” (as defined in paragraph 3(g)) for any reason, the Company will pay you within two (2) weeks of such Separation From Service, your current base salary earned through the Separation From Service date, plus accrued and unused vacation, if any, and other benefits or payments, if any, to which you are entitled, less applicable deductions.

In the event of your Separation From Service by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), the Company shall pay you a severance amount equal to twelve (12) months of your base salary in effect at the time of Separation From Service, less applicable deductions. The Company shall pay in a lump sum all of your severance amount on the 60th day following your Separation From Service. For a period of twelve (12) months after your Separation From Service by the Company without Cause or by you for Good Reason, the Company will provide and pay the Company’s portion of your group health and dental insurance, which shall count towards the applicable benefit continuation period required by applicable law. You will continue to be responsible for your portion of the cost of your group health insurance for the twelve (12) month period. During such period, the Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two (2) weeks following such reconciliation period. Thereafter, should you choose to continue such benefits through the remainder of the continuation period, you will be responsible for paying for such coverage.

If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), you have a Separation From Service by the Company without Cause or by you for Good Reason, your unvested stock options will become fully vested.

The Company will not be obligated to continue any payments to you or accelerate vesting of your stock options under this paragraph 3(c) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any Separation From Service for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

All payments and benefits provided pursuant to this paragraph 3(c) shall be conditioned upon your execution and non-revocation of a general release substantially in the form of Exhibit A attached to this letter agreement at the time of Separation From Service. Your refusal to execute a general release shall constitute a waiver by you of any and all benefits referenced in this paragraph 3(c). The Company will not be obligated to continue any such payments to you under this paragraph 3(c) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement.

(d) For the purposes of this paragraph, “Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this letter agreement, or your failure or refusal to carry out any material tasks or responsibilities assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

(e) For the purpose of this paragraph 3, a Separation From Service for “Good Reason” shall mean a Separation From Service that occurs following submission of your written resignation in accordance with paragraph 2 and in accordance with this paragraph 3(e). For purposes of a Separation From Service for Good Reason, the Separation From Service must occur within eighteen (18) months after a “Change in Control” (as defined below) or the sale of a majority of the assets, obligations, or business of the Company (whether by merger, sale of stock or otherwise). Your written resignation for Good Reason must be received:

(i) within ninety (90) calendar days after a material diminution in your responsibilities (provided that such diminution is not in connection with a Separation From Service for Cause),

(ii) within ninety (90) calendar days of your principal work location changing to be more than fifty (50) miles from the Company’s principal offices,

(iii) within ninety (90) calendar days after any material reduction by the Company of the amount of your base salary, unless such reduction is pursuant to a plan and as a consequence the base salaries of the Company’s executives are reduced generally.

Provided, however, that with respect to any of the foregoing events, you shall be required to provide the Company written notice of the existence of the condition within ninety (90) calendar days after the initial existence of the condition, and the Company shall have the opportunity to cure such event if such event is capable of being cured within thirty (30) days after it receives such notice.

(f) For the purposes of this letter agreement, “Change of Control” shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

(g) For purposes of this letter agreement, “Separation From Service” shall mean Separation From Service with the Company within the meaning of section 409A of the Internal Revenue Code of 1986, as amended. In accordance with section 409A, a Separation From Service will generally occur: (i) on the day that no further services will be performed by you or that the level of services that you perform for the Company permanently decreases to no more than twenty percent (20%) of the average level of bona fide services you performed over the immediately preceding thirty-six (36) month period (or such shorter period if you have not been employed for thirty-six (36) months); (ii) on the first day immediately following six (6) months of a bona fide leave of absence period that is not due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, or (iii) on the first day immediately following twenty-nine (29) months of a bona fide leave of absence period that is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months. However, a Separation From Service does not occur during a leave if you have the right to return under an applicable statute or by contract.

4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven (11) paid holidays in addition to Paid Time Off, which accrues in accordance with Company policy.

5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you remain subject to the Confidentiality and Noncompetition Agreement substantially in the form of Exhibit B to this letter (the “Confidentiality Agreement”).

6. General.

(a) This letter agreement, together with the Confidentiality Agreement and any outstanding Stock Option Agreement(s), when executed, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) This letter agreement shall be governed by the law of the State of New Jersey. In the event of any legal proceedings relating to this letter agreement and/or the subject matter thereof, the parties consent to the exclusive jurisdiction of the courts located in the State of New Jersey. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO HAVE A JURY TRIAL.

You may accept this restated employment agreement and the terms thereof by signing the enclosed additional copy of this letter agreement, which execution will evidence your agreement with the terms set forth herein, and returning this letter agreement to the Company.

We look forward to your continued contributions to Memory’s growth and your prompt response to this letter.

Sincerely,

Memory Pharmaceuticals Corp.

	By:	/s/ James R. Sulat

	Name:	James R. Sulat Chief Financial Officer
ACCEPTED AND AGREED:
/s/ David Lowe

David Lowe, Ph.D.

Date: February 11, 2008

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the letter agreement dated as of February 11, 2008 (the “Letter Agreement”) by and between Memory Pharmaceuticals Corp. (the “Company”), and David Lowe (“Employee”) and for other good and valuable consideration, Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), from any and all claims of any kind arising out of or related to Employee’s employment with the Company, Employee’s separation from employment with the Company or derivative of Employee’s employment, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this General Release of Claims. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Employee’s employment by and the termination of Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

Employee understands that the consideration provided to him under the terms of the Letter Agreement or otherwise does not constitute an admission by the Company that it has violated any law or legal obligation.

Employee agrees, to the fullest extent permitted by law, that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of his signature. Employee represents and warrants that he has not done so as of the effective date of this General Release of Claims. Notwithstanding the foregoing agreement, representation and warranty, if Employee violates any of the provisions of this paragraph, Employee agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Employee from (1) enforcing the terms of the Letter Agreement; (2) challenging the validity of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

Employee acknowledges and agrees that Employee has read this General Release of Claims carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release of Claims. Employee fully understands that, by signing below, Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by Employee, during which time Employee may revoke the Letter Agreement. Employee may revoke the Letter Agreement by notifying the Company in writing (to the attention of the President and Chief Executive Officer with a copy to Vice President of Legal Affairs). For Employee’s revocation to be effective, written notice must be received by no later than the close of business on the eighth (8th) day after Employee signs this General Release of Claims. The terms of this offer to provide the payments and other benefits described in paragraph 3(c) of the Letter Agreement, will expire if not accepted during the 21 day review period.

Employee agrees to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the Company consents in writing to such disclosure; (2) if Employee is required by process of law to make such disclosure and Employee promptly notifies the Company of his receipt of such process; or (3) because Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of Claims, Employee acknowledges that: (1) he has read this General Release of Claims completely; (2) he has had an opportunity to consider the terms of this General Release of Claims; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release of Claims; (5) he has not relied on any representation or statement not set forth in this General Release of Claims; (6) he understands and means everything that he has said in this General Release of Claims, and he agrees to all its terms; and (7) he has signed this General Release of Claims voluntarily and entirely of his own free will.

Date	David Lowe
Date	Memory Pharmaceuticals Corp.

EXHIBIT B

Form of Confidentiality Agreement